Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Direct/Indirect Ownership Interest	Names Under Which Subsidiary Does Business
HGE Health Care Solutions, LLC	Delaware	100%	Vapotherm Access
Solus Medical Limited	Scotland	100%	Same as Subsidiary Name
Vapotherm Access Care Management Network, LLC	Delaware	100%	Vapotherm Access
Vapotherm Access Management Services, LLC	Oklahoma	100%	Vapotherm Access
Vapotherm Deutschland GmbH	Frankfurt am Main Germany	100%	Same as Subsidiary Name